Exhibit 10.1

CLAIRE’S INC.

2400 W. Central Rd.

Hoffman Estates, IL 60192

Grant Date:

Name:

Re: Grant of FY 2015 AIP Exchange Option

Dear                     :

Further to your FY 2015 AIP (Annual Incentive Plan), this letter confirms that we have received your instruction to exchange a portion of your FY 2015 AIP Target incentive opportunity for a one time grant of stock options to purchase shares (“Shares”) of Claire’s Inc. (the “Company”), the parent company of Claire’s Stores, Inc. (“Claire’s”). As described further below, the options are split between two programs: Performance Options and Time Options. These options are collectively referred to as the “Options.” The Options have been granted pursuant to the Company’s Amended and Restated Stock Incentive Plan (the “Plan”), which may be amended from time to time. The Plan has been publicly filed with the Securities and Exchange Commission, and a copy will be provided to you upon request. The Options and underlying Shares are subject in all respects to the provisions of the Plan (including, without limitation, Section 8), except as specifically modified hereby. Capitalized terms not otherwise defined herein are defined in the Plan.

1.	Option Exchange. You have elected to exchange % of your Target incentive opportunity under your FY 2015 AIP for a one-time grant of options. The number of options granted is equal to the proportionate dollar amount of your FY 2015 AIP target award that you elected to be delivered in options as opposed to cash, divided by a share option price of $5.75, rounded up to the nearest whole share. As a result, you have been granted a total of Options. See calculation below. By agreeing to a whole or partial exchange of any potential FY 2015 AIP cash award for options, you waive the right to receive any cash value of the FY 2015 AIP award subject to your exchange election, as detailed in the AIP outline previously delivered to you.

Salary prior to June 1, 2015 - $£            AIP Target -     %

($£            x     % x     % ÷ $5.75 =             )

2.	Time Option: The key terms of the Time Option are as follows:

(a)	Number of Shares.

(b)	Exercise Price per Share. $5.75

Vesting. The Time Option will vest and become exercisable in two equal annual installments on each of May 1, 2016 and May 1, 2017; provided that (i) the Time Option will become fully vested and exercisable immediately prior to a Change of Control; and (ii) you must be employed by the Company or its Affiliates on the vesting date.

3.	Performance Option: The key terms of the Performance Option are as follows:

(a)	Number of Shares.

(b)	Exercise Price per Share. $5.75

(c)	Vesting. The Performance Option will vest and become exercisable when it has been determined that Claire’s achieved consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) of $250 million or greater during any full fiscal year prior to the termination of this Option, commencing with FY 2015. The EBITDA determination, which shall be signed off by the Board or a committee of the Board, shall be made at the same time the determination is made for the payment of cash awards under the AIP for the applicable fiscal year, which is typically May of the following year (unless administratively impracticable to do so because Claire’s results for the applicable year have not yet been finalized); provided that (i) the Performance Option will become fully vested and exercisable immediately prior to a Change of Control; and (ii) you must be employed by the Company or its Affiliates on the date such EBITDA determination is signed off by the Board or a committee of the Board.

4.	Termination of the Options. The Options shall terminate pursuant to the provisions of Section 5 of the Plan.

5.	Representations. By accepting this award of Options, you represent and agree to the following, and understand that the Company would not have granted this award to you but for your representations and acknowledgements below:

(a)	Shares Unregistered; Investor Knowledge. You acknowledge and agree that (i) neither the grant of the Options nor the offer to acquire Shares upon exercise thereof has been registered under applicable securities laws; (ii) there is no established market for the Shares and it is not anticipated that there will be any such market for the Shares in the foreseeable future; and (iii) your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of any investment in the Shares.

(b)	Acknowledgement. You acknowledge and agree that: (i) this award is a one-time benefit, which does not create any contractual or other right to receive future awards, or benefits in lieu of awards; (ii) all determinations with respect to any such future awards, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the exercise or purchase price, and the time or times when each award shall vest, will be at the sole discretion of the Company; (iii) this award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (iv) THAT THIS AWARD SHALL NOT CREATE A RIGHT TO FURTHER EMPLOYMENT WITH THE COMPANY OR ITS AFFILIATES AND SHALL NOT INTERFERE WITH THE ABILITY OF THE COMPANY OR ANY OF ITS AFFILIATES TO TERMINATE YOUR EMPLOYMENT RELATIONSHIP AT ANY TIME, AND UPON TERMINATION OF YOUR EMPLOYMENT FOR ANY REASON WHATSOEVER, ANY RIGHTS IN RESPECT OF THE OPTIONS OR THE UNDERLYING SHARES TO WHICH YOU WOULD HAVE BEEN ENTITLED HAD YOUR EMPLOYMENT NOT TERMINATED SHALL LAPSE UPON THE DATE OF TERMINATION UNLESS EXPRESSLY STATED OTHERWISE HEREIN OR THE PLAN, AND YOU SHALL NOT BE ENTITLED TO ANY COMPENSATION IN RESPECT OF LOSS OF ALL OR ANY OF THE OPTIONS OR UNDERLYING SHARES.

(c)	Employee Data Privacy. You consent to the collection, use and transfer of personal data as described in this paragraph 5(c). You understand that the Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, common shares or directorships held in the Company, details of all other entitlement to common shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering this award (“Data”). You further understand that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration and management of this award, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in such implementation, administration and management. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing this award, including any requisite transfer of such Data as may be required for the administration of this award and/or the subsequent holding common shares on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

(d)	Confidentiality. You agree not to disclose or discuss in any way the terms of this award to or with anyone other than members of your immediate family, or your personal counsel or financial advisors (and you will advise such persons of the confidential nature of this offer).

6.	Vesting upon Death/Disability. As to the Time Option, a portion of the Time Option will become vested and exercisable upon termination of your employment with the Company or its Affiliates by reason of your death or Disability, such portion to equal the portion of the Option that would have vested on the next scheduled vesting date had your employment not so terminated, multiplied by a fraction, the numerator of which is the number of days that elapsed from the most recent vesting date to the date of such termination, and the denominator of which is 365.

7.	Definitions. For purposes of this letter:

(a)	“Apollo” means Apollo Management VI, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.

(b)	“Board” means the board of directors of the Company, or any committee thereof duly authorized to act on behalf of the Board.

(c)	“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

(d)	“Change of Control” means:

(i)	any event occurs the result of which is that any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders or their Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company; provided that none of the Permitted Holders or their Related Parties have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided further that the transfer of 100% of the Voting Stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned Subsidiary of such Person, shall not be treated as a Change of Control;

(ii)	after an initial public offering of Capital Stock of the Company during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

(iii)	the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or

(iv)	the adoption of a plan relating to the liquidation or dissolution of the Company.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)	“Permitted Holder” means Apollo.

(g)	“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

(h)	“Related Party” means:

(i)	any controlling stockholder, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(ii)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 50% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

(i)	“Subsidiary” means, with respect to any specified Person:

(i)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(j)	“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

8.	Taxes: You should consult your personal tax advisor for more information concerning the tax treatment of your Options. The Company is not making any representations concerning the tax treatment of the Options, and is not responsible for any taxes, interest or penalties you incur in connection with your Options, even if the taxing authorities successfully challenge any position taken by the Company in respect of wage withholding and reporting or otherwise.

We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of this Option grant and the terms regarding your exchange for options under the AIP by signing and returning a copy of this letter.

Sincerely,

Nikki Rolph, on behalf of CLAIRE’S INC.

I accept the content of this letter, and agree to be bound by its terms and conditions:

Employee Signature

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